Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 13, 2007 (the “Effective Date”), by and between FleetTalk Partners, Ltd., whose primary address is 710 Country Club Road, Crystal Lake, IL 60014-5609 (“Buyer”), and Champion Communication Services, Inc., whose primary address is 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380 (“Seller”) (each is referred to in this Agreement as a “Party” and collectively the “Parties”).

RECITALS

Seller holds the licenses (“Licenses”) listed on Schedule A attached hereto that have been granted by the Federal Communications Commission (“FCC”) to operate certain Private Mobile Radio Service (“PMRS”) station(s) listed on Schedule A (“Stations”), and is the owner and operator of such Stations;

Seller desires to assign the License(s) to Buyer upon grant of all requisite FCC consents and Buyer desires to be assigned the License(s), and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all Seller’s right, title and interest in and to the Licenses and the assets listed on Schedule A (“Schedule A Assets”) (the Licenses and Schedule A Assets, collectively, the “Purchased Assets”); and

Seller and Buyer desire to enter into this Agreement to cause the purchase and sale of the Purchased Assets free and clear of all liens and encumbrances, and to cause the assignment of the License(s), pursuant to the terms set forth herein.

Now, therefore, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms, as used in this Agreement, shall have the meanings set forth in this Article:

“Act” means the Communications Act of 1934, as amended, 47 U.S.C. §§ 151 et seq. (2004).

“Agreement” means this Asset Purchase Agreement, together with its schedules, exhibits, annexes, appendices, and other documents referred to hereunder, as the same may be amended or modified in accordance with the terms hereof.

“Assignment Application” means the FCC Form 603, or other appropriate applications or documentation, to be completed by the Parties requesting FCC consent to the assignment of the License(s) from Seller to Buyer or its designee.

“Bankruptcy” means with respect to any Party: (i) the making by the Party of a general assignment for the benefit of creditors or an admission in writing of the Party’s inability to pay its debts when due; (ii) the commencement by or against the Party of any liquidation, dissolution, bankruptcy, reorganization, insolvency, or other proceeding for the relief of financially distressed debtors, or the appointment for the Party, or for a substantial part of the Party’s assets, of a receiver, liquidator, custodian, or trustee, and if any of the events referred to in this item (ii) occur involuntarily, the failure of the same to be dismissed, stayed, or discharged within ninety (90) days; or (iii) the entry of an order for relief against the Party under Chapter 11 of the United States Bankruptcy Code.

“Closing” means the consummation of the transaction contemplated in this Agreement in accordance with its provisions.

“Closing Date” means the date on which the Closing occurs.

“FCC Consent” means the action taken by the FCC granting its consent to the assignment of the Licenses contemplated by this Agreement.

“Final Order” means that forty (40) days shall have elapsed from the effective date of the FCC Consent without the filing of any adverse request, petition or appeal by any third party or by the FCC on its own motion with respect to the FCC Consent, or any resubmission of any Assignment Application, or, if challenged, the FCC Consent shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition, or request for further review.

“Indemnified Buyer Group” means Buyer and its officers, directors, employees, agents, shareholders and affiliates.

“Indemnified Seller Group” means Seller and its officers, directors, employees, agents, shareholders and affiliates.

“Interim Closing” means the effective date of this Agreement, the Spectrum Lease Agreement, and the Management Agreement.

“Liens” means all liens, liabilities, claims, mortgages, obligations, restrictions, or other encumbrances of any kind or nature, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any rights of first refusal.

“Management Agreement” shall have the meaning set forth in Section 2.09.

“Party” or “Parties” mean the parties to this Agreement or their successors and permitted assigns.

“Partial Closings” means any Closing at which less than all the Purchased Assets are conveyed, less than all the License(s) are assigned, or less than the full Closing Payment is tendered.

“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization, other than either Party.

“Purchase Price” means the aggregate price paid for the Purchased Assets set forth in Section 2.06.

“Purchased Assets” means the Licenses and the Schedule A Assets (including the stations, equipment and Station Contracts).

“Rules” means the relevant rules and regulations of the FCC.

“Spectrum Lease Agreement” shall have the meaning set forth in Section 2.08.

“Station(s)” mean the facilities licensed under the call sign(s) listed on Schedule A.

“Station Contracts” means the site leases, management contracts, and other contractual obligations listed on Schedule A.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSIGNMENT OF LICENSES

2.01	Recitals. The foregoing Recitals are true and correct and form a part of this Agreement.

2.02         Interim Closing. The Parties agree that no later than February 28, 2007, they shall have executed the Spectrum Lease Agreement and the Management Agreement, and Seller shall have provided to Buyer all equipment and other information required under the Spectrum Lease Agreement and the Management Agreement (the “Interim Closing”). The date of such Interim Closing shall be referred to herein as the “Interim Closing Date.”

2.03         Partial Closing(s). If the FCC grants its consent to the assignment of some but not all of the License(s), Seller may request and Buyer may not unreasonably refuse a Partial Closing. The date of the Partial Closing shall be referred to herein as the “Partial Closing Date.” On the Partial Closing Date, Buyer will direct that the Escrowed Funds related to the Purchased Assets, transferred in the Partial Closing, less Eight Thousand Dollars ($8,000.00) for each License in the Washington, DC and Houston, TX markets and Four Thousand Dollars ($4,000.00) for each License in the Dallas, TX and San Francisco, CA markets (“Per License Valuation”) and Schedule A Assets related to such Licenses as to which FCC consent has not yet been granted (each an “Unassigned License”), be released to the Seller (“Partial Closing Payment”). Notwithstanding any Partial Closing, this Agreement shall remain in full force and effect until: (i) all the License(s) are assigned by Seller to Buyer; (ii) all the Purchased Assets are conveyed by Seller to Buyer; (iii) the full amount of the Purchase Price is released from the Escrowed Funds to the Seller, subject to Section 2.06(c) below; (iv) this Agreement is otherwise terminated as provided in Article VIII hereof; or as described in Article 2.06(c).

2.04         Purchase and Sale of Assets; Assignment of License(s). Subject to the terms and conditions hereof and pursuant to a Bill of Sale, Assignment and Assumption Agreement, a form of which is attached hereto as Schedule B, on the Closing Date Seller shall assign, transfer, sell, convey and deliver to Buyer or its designee all Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, and shall assign and deliver to Buyer or its designee the License(s), for the Purchase Price, as set forth in Section 2.05(c) herein.

2.05         Assumption of Liabilities. Buyer is not assuming and shall not be responsible for any liabilities or obligations of Seller, whether arising out of or in connection with the Purchased Assets or Licenses, except for the obligations relating to the Purchased Assets and the Licenses for the period on and after the Closing Date. Such assumed liabilities are specifically set forth on Schedule A.

2.06         Purchase Price. Buyer shall pay Two Million Fifty Thousand Dollars ($2,050,000.00) (“Purchase Price”) to Seller for the Purchased Assets, in readily available funds, as follows:

(a)           Buyer already has delivered a deposit equal to ten percent (10%) of the Purchase Price in the amount of Two Hundred Five Thousand Dollars ($205,000.00) (the “Down Payment”) in the form of a wire transfer to Cold Creek Consulting, Inc. Escrow Account. The Down Payment has been deposited into a joint order escrow held by Cold Creek Consulting, Inc. (the “Escrow”) pursuant to the Escrow Agreement, a form of which is attached hereto as Schedule C.

(b)           At the Interim Closing, Buyer shall deposit, into the Escrow, ninety percent (90%) of the Purchase Price (“Additional Deposit”) (the Down Payment and the Additional Deposit are collectively referred to as the “Escrowed Funds”).

(c)           At the Closing, except as otherwise set forth in this Section 2.06 or in Section 6.04 below, Buyer shall pay to Seller the Purchase Price by directing that the Escrowed Funds, less the Partial Closing Payment, if any, together with interest accrued thereon after the Interim Closing, shall be distributed to Seller. If any License cannot be assigned to Buyer as of December 31, 2007, Seller shall refund to Buyer the Per License Valuation associated with the Unassigned License(s).

2.07         Spectrum Lease Agreement. Upon execution of this Agreement, the Parties also shall execute a Short-Term De Facto Transfer Spectrum Lease Agreement (“Spectrum Lease Agreement”), a form of which is attached hereto as Schedule D. In consideration of Seller permitting Buyer to operate the Stations specified on Schedule A of the Spectrum Lease Agreement, Buyer shall be obligated under the Spectrum Lease Agreement to pay Seller Twenty-Six Thousand Dollars ($26,000.00) (“Lease Fee”) for each full month from the Effective Date of the Spectrum Lease Agreement until the Closing Date of this Agreement or until termination of this Agreement under Article VIII herein (“Lease Fee Payment Period”). The Purchase Price to be paid at the Closing shall be reduced by any Lease Fee payments made by Seller to Buyer prior to the Closing Date. The Lease Fee shall be paid from the funds in the Escrow pursuant to the terms of the Escrow Agreement.

2.08         Management Agreement. Upon execution of this Agreement, the Parties also shall execute a Management Agreement, a form of which is attached hereto as Schedule E. In consideration of Seller permitting Buyer to operate the Stations specified on Schedule A of the Management Agreement, Buyer shall be obligated under the Management Agreement to pay Seller ten dollars ($10.00) for each full month from the Effective Date of the Management Agreement until the Closing Date or until termination of this Agreement.

ARTICLE III

REPRESENTATION AND WARRANTIES

3.01         Seller’s Representations and Warranties. Except as otherwise set forth in Schedule A, Seller hereby represents and warrants to Buyer that, as of the Effective Date and as of the Closing Date: (i) Seller or its affiliate is the lawful, beneficial and exclusive owner of the Purchased Assets, and Seller will have the unrestricted right to sell or cause the sale of such Purchased Assets and to assign the Station Contracts to Buyer free and clear of all Liens; (ii) this Agreement has been duly authorized and approved by all required corporate action of Seller; (iii) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, or result in any violation or default under, any term of the articles of incorporation, organizational documents, or by-laws of Seller, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Seller is bound; (iv) the Schedule A Assets are in good working order and repair, subject to ordinary wear and tear, and are sufficient to operate the Stations as currently operated by Seller and to the best of Seller’s knowledge there are no material changes in the Equipment transferred with the systems as listed on the summary of Equipment attached to Schedule A; (v) Seller is the lawful grantee of the Licenses and has the right, upon grant of FCC Consent thereto, to assign the Licenses to Buyer; (vi) the Licenses are valid and in good standing with the FCC, and Seller is in compliance in all material respects with all statutes, rules, and regulations concerning construction, loading, and spacing of the Licenses or the facilities associated therewith, and all other federal statutes, Rules, regulations, and policies of the FCC applicable to Seller, the Licenses, or the Stations (collectively, the “Laws”); (vii) the Stations are not currently short-spaced by any third party (unless otherwise noted), nor, after the execution of this Agreement by both Parties, will they be short-spaced by any third parties, nor will they be subject to or operating under any agreement encumbering any of the Licenses or any FCC waiver of otherwise applicable Laws; (viii) there is no pending or, to the best of Seller’s knowledge, threatened action by the FCC or any other governmental agency or third party to suspend, revoke, terminate or challenge any of the Licenses or otherwise investigate the operation of the Stations; (ix) no person or entity holds or has been granted a right of first refusal or other right or option to purchase the Purchased Assets, the Stations or any part thereof; (x) the Stations are fully constructed and operational as required by the Laws; (xi) Seller is not in default under any of the Station Contracts; (xii) all Station Contracts and customer contracts are fully assignable by Seller to Buyer, and the Seller has obtained all necessary third party consents to the assignment thereof; and (xiii) Seller has paid all applicable federal, state and local taxes due and/or payable with respect to the operation of the systems prior to the Interim Closing.

3.02         Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that, as of the Effective Date and as of the Closing Date: (i) Buyer is duly organized and in good standing under the laws of the state of its organization as well as all other states in which it transacts business; (ii) this Agreement has been duly authorized and approved by all required corporate action of Buyer; (iii) Buyer is financially and legally able to meet its obligations hereunder; and (iv) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, or result in any material violation or default under, any term of the articles of incorporation or by-laws of Buyer, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.

ARTICLE IV

COVENANTS

4.01         Seller’s Covenants. Seller hereby covenants and agrees that from the Effective Date until the Closing:

(a)           Conduct of Business. Seller shall: (i) maintain and preserve, or cause to be maintained and preserved, the Purchased Assets, and conduct, or cause to be conducted, the business of the Station(s), in a reasonable and prudent manner, in the ordinary and usual course, and consistent with industry practice; (ii) not enter into any lease or other material agreement with respect to the Purchased Assets other than the leases and agreements already entered into, without the prior written consent of Buyer; (iii) not create, assume or incur any indebtedness with respect to the Purchased Assets without the prior written consent of Buyer; (iv) not sell, transfer, dispose of, or create or suffer any Lien on any of the Purchased Assets without the prior written consent of buyer; (v) not take or cause to be taken any other action which would have a material adverse effect on any of the Purchased Assets, including, without limitation, the value or condition thereof; (vi) satisfy, and obtain the release of, all Liens, if any, not assumed by Buyer; and (vii) take all necessary actions to maintain the continued validity of the License(s).

(b)           No Shop. Neither Seller, nor any of its agents, shall take any action, directly or indirectly, to solicit indications of interest in, or offers for, the sale of the Purchased Assets or assignment of the License(s), from any Person. Seller shall promptly inform Buyer of any offers or solicitations to purchase any of the Purchased Assets or be assigned any of the License(s), including the terms thereof, made by any third party.

(c)           Further Assurances. Seller shall execute and deliver such other instruments of transfer and take such other action as Buyer may reasonably request in order to put Buyer in possession of, and to vest in Buyer good, valid, and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the transaction contemplated by this Agreement.

4.02         Buyer’s Covenants. Buyer shall execute and deliver such other instruments of transfer and take such other action as may be reasonably necessary to consummate the transaction contemplated by this Agreement.

4.03	Covenants of Both Parties. The Parties each covenant and agree that:

(a)           Assignment Application. Promptly following the Effective Date, but in no event later than five (5) business days thereafter, the Parties shall prepare and jointly file with the FCC their respective portions of the Assignment Application.

(b)           Disclosure to Parties. If either Party should become aware, prior to the Closing, that any of its representations, warranties or covenants is inaccurate or incapable of being performed, such Party shall promptly give written notice of such inaccuracy or incapability to the other Party; provided, however, that nothing contained in this Section 4.03(b) shall relieve the Party bound by such representation, warranty or covenant from complying with such representation, warranty, or covenant.

(c)           Confidentiality. Except as otherwise required by law, by court or by governmental order, neither Party shall disclose, or allow to be disclosed, any confidential information of the other Party, except to each Party’s officers, directors, and attorneys, accountants, and employees involved in this transaction, and only then on the condition that such individuals not disclose the information disclosed to them.

(d)           Spectrum Lease Agreement; Management Agreement. The Parties covenant to comply with the terms and conditions of the Spectrum Lease Agreement, the Management Agreement, and with applicable Laws.

ARTICLE V

CLOSING CONDITIONS

5.01         Conditions to Buyer’s Obligations. Buyer’s obligations to perform hereunder shall be subject to the satisfaction by Seller, or waiver in writing by Buyer, of each of the following conditions precedent at or prior to the Closing:

(a)           Representations, Warranties and Obligations. All Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Seller shall have performed and complied with all its covenants and obligations under this Agreement in all material respects.

(b)           Third Party Consents. Seller shall have obtained and delivered to Buyer or its designee all necessary consents and approvals of third parties or governmental authorities (including, without limitation, any approvals required by any Canadian governmental authorities or the TSX Venture Exchange under applicable Canadian securities laws) to permit Buyer to acquire the Purchased Assets without the addition of any condition which would, in the opinion of Buyer, have an adverse effect on any of the Purchased Assets. Seller also shall have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Seller in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby.

(c)           FCC Consent. The FCC shall have granted its consent to the assignment of the Licenses to Buyer or its designee without the addition of any condition that would have a material adverse effect on the Licenses, and that such grant shall have become a Final Order.

(d)           Liens and Indebtedness. All Liens and indebtedness with respect to the Purchased Assets shall have been released to Buyer’s satisfaction.

(e)           Stockholder Approval. This Agreement and the transaction contemplated hereby shall be approved by the stockholders of Seller by the requisite vote under applicable law and Seller’s Certificate of Incorporation, and Seller shall have met all filing and other requirements under Section 14(c) of the Securities Act of 1934, as amended, in connection with Seller’s filing of an Information Statement with the S.E.C. pursuant to Regulation 14C promulgated thereunder.

5.02         Conditions to Seller’s Obligations. Seller’s obligations to perform hereunder shall be subject to the satisfaction by Buyer, or waiver in writing by Seller, of the following conditions precedent at or prior to the Closing:

(a)           Representations, Warranties and Obligations. All Buyer’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Buyer shall have performed and complied with all its covenants and obligations under this Agreement in all material respects.

(b)           Third Party Consents. Buyer shall have obtained and delivered to Seller all necessary consents and approvals of third parties or governmental authorities (including, without limitation, any approvals required by any Canadian governmental authorities or the TSX Venture Exchange under applicable Canadian securities laws) to permit Buyer to acquire the Purchased Assets. Buyer also shall have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Buyer in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby.

(c)           FCC Consent. The FCC shall have granted its consent to the assignment of the Licenses to Buyer or its designee without the addition of any condition that would have a material adverse effect on the Licenses, and that such grant shall have become a Final Order.

(d)           Stockholder Approval. This Agreement and the transaction contemplated hereby shall be approved by the stockholders of Seller by the requisite vote under applicable law and Seller’s Certificate of Incorporation, and Seller shall have met all filing and other requirements under Section 14(c) of the Securities Act of 1934, as amended, in connection with Seller’s filing of an Information Statement with the S.E.C. pursuant to Regulation 14C promulgated thereunder.

ARTICLE VI

TRANSFER OF OPERATING RIGHTS; CLOSINGS

6.01         Transfer of Operating Rights. On the Effective Date of this Agreement, the Parties shall execute the Spectrum Lease Agreement and the Management Agreement. The Spectrum Lease Agreement and the Management Agreement shall be effective no later than March 1, 2007.

6.02         Closing. The Closing hereunder shall take place at the offices of Seller, located at 1610 Woodstead Ct. #330, The Woodlands, Texas, at 10:00 AM local time, on the first business day after the later of: (i) subject to Section 2.06(c) herein, the date on which the grant of the FCC Consent becomes a Final Order (unless such condition precedent to closing is waived by the Parties); or (ii) the satisfaction of all other conditions specified in Article V hereof with respect to the Purchased Assets; or (iii) on such other date and/or at such other place as may be mutually agreed upon by the Parties in writing.

6.03         Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer copies of the following documents: (i) all consents and approvals obtained; (ii) all registrations, qualifications, declarations, filings and notices made pursuant to Section 5.01 of this Agreement; and (iii) all applicable instruments of sale and assignment and such other documents or instruments required to effectuate the transaction contemplated hereby.

6.04         Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller: (i) all applicable instruments of sale and assignment and such other documents or instruments required to effectuate the transaction contemplated hereby; and (ii) the Purchase Price (less any reductions thereto made pursuant to Sections 2.06 and 2.08 herein) and direction to distribute the appropriate amount of Escrowed Funds, together with interest accrued thereon after the Interim Closing, as provided in Section 2.06(b) herein.

6.05         Prorations and Post-Closing Adjustments. Except as otherwise set forth in the Spectrum Lease Agreement, appropriate proration as of the close of business on the Closing Date shall be made with respect to ongoing items of cost and expense relating to the Purchased Assets including estimated property tax assessments. Such prorations shall be determined by Seller with Buyer’s cooperation and settled in cash no later than thirty (30) days after the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.01         Indemnification by Seller. Seller shall defend, indemnify and hold the Indemnified Buyer Group harmless from and against all direct losses, liabilities, damages, costs or expenses (including the reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Seller with respect to the transaction contemplated hereby, including, without limitation: (a) the breach of any representation, warranty or covenant made by Seller herein or in accord herewith; (b) any claim arising out of the business of operating the Stations prior to the Closing, whether made before or after the Effective Date; or (c) any litigation, proceeding or governmental investigation, whether commenced before or after the Effective Date, arising out of the business of operating the Stations prior to the Closing.

7.02         Indemnification by Buyer. Buyer shall defend, indemnify and hold the Indemnified Seller Group harmless from and against all direct losses, liabilities, damages, costs or expenses (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Buyer with respect to the transaction contemplated hereby, including, without limitation: (a) the breach of any representation, warranty or covenant made by Buyer herein or in accord herewith; (b) any claim arising out of the business of operating the Stations after the Closing; or (c) any litigation, proceeding or governmental investigation arising out of the business of operating the Stations after the Closing.

7.03         Notice of Claims. A Party (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim against the Indemnified Party which might give rise to a claim by it against the Indemnifying Party based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice shall not affect the obligations of the Indemnifying Party to provide indemnification in accord with the provisions of this Article VII unless, and only to the extent that, such Indemnifying Party is actually prejudiced thereby.

7.04         Right to Defend. In the event that any action, suit or proceeding is brought against any member of the Indemnified Seller Group or the Indemnified Buyer Group with respect to which any Party may have liability under the indemnification provisions contained herein: (a) the Indemnifying Party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the Indemnified Party; (b) in connection with any such action, suit or proceeding, the Parties shall render to each other such assistance as reasonably may be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; and (c) an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and any other party represented by such counsel.

7.05         Settlement. Neither Party shall make any settlement of any claim which might give rise to liability of the other Party under the indemnification provisions contained herein without the written consent of such other Party, which consent such other Party covenants shall not be unreasonably withheld.

7.06	WARRANTIES; LIMITATIONS ON RECOVERY.

(a)           ALL THE EQUIPMENT RELATED TO THE PURCHASED ASSETS ARE BEING SOLD “AS IS” AND “WHERE IS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND OR CHARACTER REGARDING ANY ASPECT OF THE EQUIPMENT RELATED TO THE PURCHASED ASSETS. HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE EQUIPMENT RELATED TO THE PURCHASED ASSETS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE EQUIPMENT RELATED TO THE PURCHASED ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER ACKNOWLEDGES THAT BUYER IS ACQUIRING THE EQUIPMENT RELATED TO THE PURCHASED ASSETS “AS IS” AND “WHERE IS” AS OF THE CLOSING DATE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS, MERCHANTABILITY, OR CONDITION FO THE EQUIPMENT RELATED TO THE PURCHASED ASSETS OR AS TO ANY OTHER MATTER.

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, BY INDEMNIFICATION OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND INCURRED BY SUCH OTHER PARTY.

ARTICLE VIII

TERMINATION

8.01         Termination Not Due to Breach. This Agreement may be terminated (a) at any time by mutual written consent of Seller and Buyer, or (b) unless the period within which the Interim Closing is to occur is extended by mutual written consent of the Parties at any time after February 28, 2007, by either Party if the Interim Closing has not occurred and provided that the terminating Party is not then and has not been in breach of the Agreement. If the Agreement is terminated under Section 8.01(a) prior to February 28, 2007, or under Section 8.01(b), Seller shall direct the Escrowed Funds, together with accrued interest thereon less the Down Payment, to be distributed to Buyer. If this Agreement is terminated at any time after the Interim Closing and such termination is not the result of a breach of this Agreement by one of the Parties, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon less the Down Payment, to Buyer, and all such payments shall be made within thirty (30) days after termination. However, if the Agreement is terminated due to a Party’s breach, the provisions of Sections 8.02 and 8.03 shall apply.

8.02         Termination Due to Breach by Buyer. In the event that Buyer fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within thirty (30) days of receiving written notice from Seller thereof (“Notice of Breach”), then Seller may, at its option, by written notice to Buyer, terminate this Agreement as of the date of the Notice of Breach. If the Agreement is terminated under this Section 8.02, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon less the Down Payment, to Buyer, and all such payments shall be made within thirty (30) days after termination.

8.03         Termination Due to Breach By Seller. In the event that Seller fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within thirty (30) days of receiving a written Notice of Breach from Buyer, then Buyer may, at its option, by written notice to Seller, terminate this Agreement as of the date of the Notice of Breach. If the Agreement is terminated under this Section 8.03, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon, to Buyer, and all such payments shall be made within thirty (30) days after termination.

8.04         Other Agreements. In the event this Agreement is terminated, the Spectrum Lease Agreement and the Management Agreement shall terminate as of the date that the termination of this Agreement is effective.

ARTICLE IX

GENERAL PROVISIONS

9.01         Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel, and accountants) incidental to the negotiation, drafting, and performance of this Agreement, including, without limitation, the preparation of the applicable sections of the Assignment Application. Buyer shall pay all sales, property and transfer taxes and filing fees for the Assignment Application(s) and the application for approval for the Spectrum Lease Agreement, if any, applicable to the sale of the Purchased Assets to Buyer.

9.02         Miscellaneous. This Agreement is the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements. This Agreement may not be assigned to any third party or amended, and no provisions herein may be waived, without the prior written consent of both Parties. This Agreement may be executed in counterpart originals, in which case the effect shall be the same as if both Parties had executed the same document. Neither Party shall be liable to the other Party for any failure to perform hereunder due to a force majeure event. Both Parties shall comply with all applicable Laws. If any provision of this Agreement is determined invalid or illegal, such provision shall be fully severable, and the remainder of the Agreement shall remain in full force and effect. any notice or communication must be in writing and given by depositing the same in the U.S. mail, addressed to the Party to be notified at the address first listed above, postage prepaid and registered or certified with return receipt requested or mailing the same via overnight delivery, or by delivering the same in person. The Parties agree that they shall not bind each other to any contract with third parties which might create liability in either Party for damages arising out of the transactions contemplated herein. This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between the Parties, and neither Party shall have the right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. Nothing herein authorizes, or is intended to authorize, either Party to execute any document for or on behalf of the other Party. The representations, warranties, covenants and agreements made by Seller and Buyer shall survive the Closing, and shall be fully enforceable at law or in equity against such other Party and its successors and assigns for a period of two (2) years after the Closing Date. The rights and obligations under this Agreement shall survive any merger or sale of a Party and shall be binding upon the successors and permitted assigns of each party. Time is of the essence in this Agreement.

9.03	Applicable Law; Remedies.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to conflicts of laws rules that might require application of laws of another jurisdiction. Any suit, action, or proceeding with respect to this Agreement shall be brought in the courts of Harris County in the State of Texas, or in the U.S. District Court for the Southern District (Harris Division) of Texas. The Parties hereby accept the exclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding brought hereunder.

(b)           All disputes under this Agreement, which cannot be resolved amicably, shall be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in Houston, Texas, or in a location mutually agreed upon by the Parties. The Parties may agree on an arbitrator; otherwise, there will be a panel of three (3) arbitrators, one (1) named in writing by each Party within twenty (20) days after either Party serves a notice of arbitration on the other Party, and the third named in writing by the other two (2) arbitrators so appointed by the Parties, within ten (10) days after the two (2) arbitrators selected by the Parties are named. No person financially interested in this Agreement or in either Party may serve as an arbitrator. The costs of the arbitration imposed by the arbitrators and the fees of the arbitrator or arbitrators shall be assessed against the losing party to the arbitration. The decision of the arbitrator or arbitrators will be final, conclusive, and binding on both Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(c)           Except as set forth in Section 9.03(b) herein with respect to arbitration of any disputes, each Party acknowledges and recognizes that a violation or threatened violation of the restrictions, agreements or covenants contained herein shall cause irreparable damage to the other Party, and that the other Party shall have no adequate remedy at law for such violation or threatened violation. Notwithstanding anything to the contrary contained herein, each Party agrees that the other Party shall be entitled, in addition to any other rights or remedies it might have, to obtain specific performance or injunctive relief in order to enforce this Agreement or prevent a breach or further breach of any specific provision hereof, without the necessity of proving actual damages. Such right to specific performance or injunction shall be in addition to the other Party’s right to bring an action for damages or to exercise any other right or remedy available to the other Party as a result of any breach hereunder. The other Party shall be entitled to costs and expenses, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CHAMPION COMMUNICATION SERVICES, INC.	FLEETTALK PARTNERS, LTD.
By: /s/ Albert F. Richmond Title: Chairman Date: February 13, 2007	By: /s/ Robert McGowan Title: President Date: February 13, 2007

By: /s/ Pamela R. Cooper Title: Executive Vice President Date: February 13, 2007

SCHEDULE A

ASSETS PURCHASED & ASSUMED LIABILITIES

SCHEDULE B

BILL OF SALE, ASSIGNMENT & ASSUMPTION AGREEMENT

SCHEDULE C

FORM OF ESCROW AGREEMENT

SCHEDULE D

FORM OF SHORT TERM DE FACTO TRANSFER SPECTRUM LEASE AGREEMENT

SCHEDULE E

FORM OF MANAGEMENT AGREEMENT